CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated December 21, 2009, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Report to Shareholders of Legg Mason Capital Management American Leading Companies Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “The Corporation’s Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 24, 2010